UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HEWLETT-PACKARD COMPANY
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HEWLETT-PACKARD COMPANY
3000 Hanover Street
Palo Alto, California 94304

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 18, 2009

This proxy statement supplement, dated March 2, 2009, supplements the proxy statement (which we refer to as the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 20, 2009 relating to the annual meeting of stockholders of Hewlett-Packard Company (“HP”) to be held on Wednesday, March 18, 2009 at 2:00 p.m., local time, at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California.  The purpose of this supplement is to provide information about a recent change in HP’s policy relating to personal use of corporate aircraft.  Except as described in this supplement and the additional proxy statement supplement filed with the SEC on February 3, 2009, the information provided in the Proxy Statement continues to apply.  To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

On March 1, 2009, HP amended its policy regarding the personal use of corporate aircraft to provide that HP will no longer provide its executive officers with a gross-up to cover the individual income tax incurred when corporate aircraft are used for personal purposes (including spousal travel on business trips).  Previously, the policy provided that the chief executive officer would receive a gross-up for the tax associated with the value of the first 25 hours of personal usage (which usage could have included his spouse and other guests) during each fiscal year. The policy also provided that other executives would receive a gross-up for the tax associated with the value of spousal travel on business trips if the spousal travel was requested by HP.